                               [KPMG Letterhead]


                                                                       Exhibit 8

July 9, 1996


Board of Directors
Premier Financial Services, Inc.
27 West Main Street
Freeport, Illinois  61032

Board of Directors
Northern Illinois Financial Corporation
486 West Liberty Street
Wauconda,  Illinois 60084-2489

Board of Directors
Grand Premier Financial, Inc.
486 West Liberty Street
Wauconda, Illinois  60084-2489

Dear Board Members:

In connection with the proposed consolidation ("Consolidation") of Northern Illinois Financial Corporation ("Northern Illinois"), an Illinois corporation, and Premier Financial Services, Inc. ("Premier"), a Delaware corporation, with and into Grand Premier Financial, Inc. ("GPF"), a Delaware corporation, you have requested our opinion with respect to certain federal income tax consequences of the Consolidation.

Northern Illinois, Premier, and GPF have entered into an Agreement and Plan of Reorganization dated as of January 22, 1996 (the "Agreement"), whereby Northern Illinois and Premier will consolidate in accordance with the state laws of Illinois and Delaware with and into and become GPF, with GPF being the resulting corporation and the separate corporate existence of Northern Illinois and Premier terminating. Such Agreement was amended on March 18, 1996. Northern Illinois' capital structure consists of common stock, whereas Premier's capital structure consists of common stock and several classes of preferred stock. The Agreement provides for the exchange of Northern Illinois and Premier common stock for shares of GPF common stock. Fractional shares of GPF common stock will not be issued in the Consolidation. Instead, each shareholder of Northern Illinois and Premier entitled to receive a fractional share interest in GPF common stock will receive cash from GPF equal to the value of the fractional share interest to which they would be entitled. The Agreement also provides for the exchange of Premier's Series B and D preferred stock for substantially identical shares of GPF Series B and C preferred stock, respectively, as described below, except that, while the Premier Series B and D preferred stock is noncumulative as to dividends, it will be converted into GPF Series B and C preferred stock which is cumulative as to dividends. However, while the Agreement provided for an exchange of Series A preferred stock, it has been represented that Premier will redeem all of its Series A preferred stock prior to the Consolidation.

GPF is a Delaware corporation formed by Northern Illinois and Premier on January 12, 1996, to effect a merger-of-equals between Northern Illinois and Premier. It will be, upon consummation of the Consolidation, a registered bank holding company under the Bank Holding Company Act of 1956, owning all of the issued and outstanding stock of the Northern Illinois Subsidiaries (defined below) and the Premier Subsidiaries (defined below). GPF does not currently own any significant assets and has not yet engaged in any business activity, other than applying for necessary regulatory approvals and other matters of a procedural nature relating to the Consolidation. Northern Illinois and Premier each currently own 50% of the outstanding common stock of GPF. The shares of common stock held by Northern Illinois and Premier will be canceled upon consummation of the Consolidation.

Concurrently with the execution of the Agreement, Northern Illinois and Premier entered into reciprocal stock option agreements. Under the "Northern Illinois Stock Option Agreement," Northern Illinois granted to Premier an option to purchase up to 19.9% of the outstanding shares of Northern Illinois Common Stock (as defined below) upon the occurrence of certain triggering events - generally, actions or proposals involving a third-party merger with, or acquisition of the stock or assets of, Northern Illinois. Under the "Premier Stock Option Agreement," Premier granted to Northern Illinois an option to purchase up to 19.9% of the outstanding shares of Premier Common Stock (as defined below) upon the occurrence of certain triggering events - generally, actions or proposals involving a third-party merger with, or acquisition of the stock or assets of Premier.

                                     FACTS
                                     -----

EXCHANGE AS IT RELATES TO NORTHERN ILLINOIS:
- -------------------------------------------

Northern Illinois, a multi-bank holding company incorporated under the laws of the state of Illinois and headquartered in Wauconda, Illinois, has 100% control of the following subsidiaries: Grand National Bank and American Suburban Mortgage Corporation (the "Northern Illinois Subsidiaries"). Prior to February of 1996, Grand National Bank consisted of four individual banks: Grand National Bank-Crete, Grand National Bank-Waukegan, Grand National Bank-Crystal Lake, and Grand National Bank-Niles. The subsidiary banks were merged pursuant to an approved application filed on November 27, 1995 with the Office of the Comptroller of the Currency (the "Northern Illinois Subsidiary Bank Merger").

Northern Illinois is authorized to issue 10,000,000 shares of Northern Illinois Common Stock (as defined below), of which 2,956,784 shares were issued and outstanding as of June 15, 1996. All of the shares of Northern Illinois Common Stock are fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Northern Illinois Stock Option Agreement, Northern Illinois does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Northern Illinois Common Stock or any other equity securities of Northern Illinois or any securities representing the right to purchase or otherwise receive any shares of Northern Illinois Common Stock.

The Consolidation contemplates the exchange by Northern Illinois shareholders of each share of common stock, no par value, of Northern Illinois ("Northern Illinois Common Stock") for 4.25 shares of common stock, $.01 par value, of GPF ("GPF Common Stock") pursuant to the Agreement.

EXCHANGE AS IT RELATES TO PREMIER:
- ---------------------------------

Premier, a multi-bank holding company incorporated under the laws of the state of Delaware and headquartered in Freeport, Illinois, controls 100% of the following subsidiaries: First Bank North, First Bank South, Premier Operating Systems, Inc., Premier Insurance Services, Inc., and Premier Acquisition Company (the "Premier Subsidiaries"). Premier Acquisition Company owns 100% of First National Bank of Northbrook and First Security Bank of Cary Grove. First Bank North owns 100% of Premier Trust Services, Inc. The capital stock of Premier Acquisition Company, First Bank North, First Bank South, First National Bank of Northbrook, and First Security Bank of Cary Grove have been pledged to Firstar Bank-Milwaukee to secure Premier's obligations under a $20 million revolving credit facility maturing in January, 1999.

Premier is authorized to issue 15,000,000 shares of Premier Common Stock, of which 6,577,303 shares were issued and outstanding as of June 15, 1996. No shares of Premier Common Stock were held in treasury at June 15, 1996. Premier is also authorized to issue 1,000,000 shares of preferred stock of which 7,000 shares were designated and 5,000 shares were issued and outstanding as Premier Series A Preferred Stock, 7,250 shares were designated and issued and outstanding as Premier Series B Preferred Stock, and 2,000 shares were designated and issued and outstanding as Premier Series D Preferred Stock. All of the issued and outstanding shares of Premier Common Stock and Premier preferred stock are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

The Consolidation contemplates the exchange by the Premier shareholders of the following shares of Premier common and preferred stock pursuant to the
Agreement:

     (a) each share of common stock, $5 par value, of Premier ("Premier Common Stock") solely for 1.116 shares of GPF Common Stock;

     (b) however, while the Agreement provides for an exchange of Series A preferred stock, Premier will redeem all of its Series A preferred stock prior to the Consolidation;

     (c) each share of Series B perpetual preferred stock, $1.00 par value and $1,000 stated value with a right of conversion into shares of Premier Common Stock, of Premier ("Premier Series B Preferred Stock") solely for one share of GPF Series B convertible preferred stock, $.01 par value and $1,000 stated value ("GPF Series B Preferred Stock"), together with unpaid dividends on the Premier Series B Preferred Stock. The terms of the GPF Series B Preferred Stock will be substantially identical to the terms of the Premier Series B Preferred Stock, except that, while the Premier Series B preferred stock is noncumulative as to dividends, it will be converted into GPF Series B preferred stock which is cumulative as to dividends; and

     (d) each share of Series D perpetual preferred stock, $1.00 par value and $1,000 stated value, of Premier ("Premier Series D Preferred Stock") solely for one share of GPF Series C perpetual preferred stock ("GPF Series C Preferred Stock"), together with unpaid dividends on the Premier Series D Preferred Stock. The terms of the GPF Series C Preferred Stock will be substantially identical to the terms of the Premier Series D Preferred Stock, except that, while the Premier Series D preferred stock is noncumulative as to dividends, it will be converted into GPF Series C preferred stock which is cumulative as to dividends.

          Neither the GPF Series B nor Series C Preferred Stock will be callable by GPF or putable by a holder. It has been represented that no shares of Premier's Series B or Series D stock are "Section 306 Stock" as defined in Section 306(c) of the Code.

In addition, the Agreement provides for the conversion of unexercised nonqualified options granted by Premier to purchase shares of Premier Common Stock into options to purchase shares of GPF Common Stock based upon the number of shares of Premier Common Stock under the original option and the 1.116 exchange ratio. Any fractional shares of GPF Common Stock resulting from the conversion of these options will be rounded to the nearest whole share.

CONDITIONS PRECEDENT TO THE CONSOLIDATION:
- -----------------------------------------

The proposed transaction is subject to the following requirements:

     (1) The Agreement and the transactions contemplated therein shall have been approved and adopted by the respective requisite affirmative votes of the holders of Northern Illinois Common Stock and Premier Common Stock entitled to vote thereon;

     (2) the shares of GPF Common Stock to be issued in the Consolidation shall have been authorized for listing on The Nasdaq National Market, subject to official notice of issuance;

     (3) the regulatory approvals required to consummate the Consolidation shall have been obtained on terms and conditions reasonably satisfactory to Northern Illinois and Premier, and all related waiting periods shall have expired;

     (4) the S-4 and the 8-A shall have become effective under the Securities Act and the Exchange Act, respectively, and no stop order suspending the effectiveness of the S-4 or the 8-A shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

     (5) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Consolidation or any other of the transactions contemplated by the Agreement shall be in effect, and no statute, rule, regulation or other law shall have been enacted that prohibits the consummation of the Consolidation;

     (6) Northern Illinois and Premier shall have received an opinion from KPMG Peat Marwick LLP substantially to the effect that the Consolidation will be treated as a tax-free reorganization under the Internal Revenue Code (the "Code");

     (7) Premier shall receive a letter from their independent accountant to the effect that the Consolidation will qualify for "pooling-of-interests" accounting treatment;

     (8) no event shall have occurred which has had a material adverse effect on the business, results of operations, financial condition, or reasonable prospects of Northern Illinois and its subsidiaries or Premier and its subsidiaries, respectively, in each case taken as a whole, and no condition (other than general economic or competitive conditions) shall have occurred that may reasonably be expected to have such a material adverse effect;

     (9) no 10% shareholder of either party shall have acquired any additional stock in either party; and

     (10) each party shall have received an opinion from its financial advisor, dated as of the mailing of the Joint Proxy Statement-Prospectus, that the consideration to be received in the Consolidation by such party's stockholders is fair, from a financial point of view, to such stockholders.

                      REPRESENTATIONS - NORTHERN ILLINOIS
                      -----------------------------------

1) The fair market value of the GPF stock received by each Northern Illinois shareholder will be approximately equal to the fair market value of the Northern Illinois stock surrendered in the exchange.

2) There is no plan or intention by the shareholders of Northern Illinois who own 5 percent or more in value of Northern Illinois stock, and to the best of the knowledge of the management of Northern Illinois, there is no plan or intention on the part of the remaining shareholders of Northern Illinois to sell, exchange, or otherwise dispose of a number of shares of GPF stock received in the transaction that would reduce the Northern Illinois shareholders' ownership of GPF stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Northern Illinois as of the same date. For purposes of this representation, shares of Northern Illinois stock surrendered by dissenters, or exchanged for cash in lieu of fractional shares of GPF stock will be treated as outstanding Northern Illinois stock on the date of the transaction. Moreover, shares of Northern Illinois stock and shares of GPF stock held by Northern Illinois shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

3) GPF has no plan or intention to reacquire any of the GPF stock issued in the transaction.

4) GPF has no plan or intention to sell or otherwise dispose of any of the assets of Northern Illinois or Premier acquired by GPF in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

5) The liabilities of Northern Illinois assumed by GPF and the liabilities to which the transferred assets of Northern Illinois are subject were incurred by Northern Illinois in the ordinary course of its business.

6) Following the transaction, GPF will continue the historical business of Northern Illinois or use a significant portion of its historic business assets in a business.

7) Northern Illinois and the shareholders of Northern Illinois will pay their respective expenses, if any, incurred in connection with the transaction.

8) There is no intercorporate indebtedness existing between Northern Illinois and GPF that was issued, acquired, or will be settled at a discount.

9) Northern Illinois is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

10) Northern Illinois is not under the jurisdiction of a Court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

11) The fair market value and the adjusted tax basis of the assets of Northern Illinois transferred to GPF in the Consolidation will equal or exceed the sum of the liabilities assumed by GPF plus the amount of liabilities, if any, to which the transferred assets are subject.

12) The total cash distributed in lieu of a fractional share of GPF Common Stock will be less than 1% of the total consideration received by the Northern Illinois shareholders and no such shareholder will receive cash for more than one fractional share.

                           REPRESENTATIONS - PREMIER
                           -------------------------

1) The fair market value of the GPF stock received by each Premier shareholder will be approximately equal to the fair market value of the Premier stock surrendered in the exchange.

2) There is no plan or intention by the shareholders of Premier who own 5 percent or more in value of Premier stock, and to the best of the knowledge of the management of Premier, there is no plan or intention on the part of the remaining shareholders of Premier to sell, exchange, or otherwise dispose of a number of shares of GPF stock received in the transaction that would reduce the Premier shareholders' ownership of GPF stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Premier as of the same date. For purposes of this representation, shares of Premier stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of GPF stock will be treated as outstanding Premier stock on the date of the transaction. Moreover, shares of Premier stock and shares of GPF stock held by Premier shareholders and otherwise sold, redeemed, including any redemption of the Series A Preferred Stock, or disposed of prior or subsequent to the transaction will be considered in making this representation.

3) GPF has no plan or intention to reacquire any of the GPF stock issued in the transaction.

4) GPF has no plan or intention to sell or otherwise dispose of any of the assets of Premier or Northern Illinois acquired by GPF in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

5) The liabilities of Premier assumed by GPF and the liabilities to which the transferred assets of Premier are subject were incurred by Premier in the ordinary course of its business.

6) Following the transaction, GPF will continue the historical business of Premier or use a significant portion of its historic business assets in a business.

7) Premier and the shareholders of Premier will pay their respective expenses, if any, incurred in connection with the transaction.

8) There is no intercorporate indebtedness existing between Premier and GPF that was issued, acquired, or will be settled at a discount.

9)   Premier is not an investment company as defined in section
     368(a)(2)(F)(iii) and (iv) of the Code.

10) Premier is not under the jurisdiction of a Court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

11) The fair market value and the adjusted tax basis of the assets of Premier transferred to GPF will equal or exceed the sum of the liabilities assumed by GPF plus the amount of liabilities, if any, to which the transferred assets are subject.

12) The total cash distributed in lieu of a fractional share of GPF Common Stock will be less than 1% of the total consideration received by Premier Stock reholders and no such share holder will receive cash for more than one fractional share;

13) The terms, conditions and fair market value of the GPF nonstatutory stock options to be received by each Premier option holder will be substantially the same as the terms, conditions and fair market value of the Premier nonstatutory stock options surrendered in the exchange.

                         REPRESENTATIONS - KEECO, INC.
                         -----------------------------

1) Neither Keeco, Inc. nor the shareholders of Keeco, Inc., has any plan or intention to sell or otherwise dispose of any of the GPF stock received in the Consolidation.

2) Keeco, Inc. and the shareholders of Keeco, Inc. will pay their respective expenses, if any, incurred in connection with the transaction.

                  REPRESENTATIONS -NORTHLAND INSURANCE AGENCY
                  -------------------------------------------

1) Neither Northland Insurance Agency nor the shareholders of Northland Insurance Agency has any plan or intention to sell or otherwise dispose of any of the GPF stock received in the Consolidation.

2) Northland Insurance Agency and the shareholders of Northland Insurance Agency will pay their respective expenses, if any, incurred in connection with the transaction.


             OPINIONS OF COUNSEL TO NORTHERN ILLINOIS AND PREMIER

          Crowley Barrett & Karaba Ltd., as counsel to Northern Illinois, and Schiff Hardin & Waite, as counsel to Premier, have each rendered their opinion (the "Northern Illinois Legal Opinion" and the "Premier Legal Opinion," respectively) to the Boards of Directors of Northern Illinois, Premier and GPF that the Consolidation, if effected in accordance with the Agreement, as amended on March 18, 1996, will be effected in accordance with the corporation laws of Illinois and Delaware, namely the Illinois Business Corporation Act of 1983, as amended, and the Delaware General Corporation Law. Copies of the Northern Illinois Legal Opinion and the Premier Legal Opinion are attached as Appendix A and Appendix B, respectively, to this opinion.

                                   OPINIONS
                                   --------

The opinions expressed in this letter are based on the Internal Revenue Code of 1986, as amended, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurance that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. Unless specifically agreed otherwise, we undertake no responsibility to update this opinion in the event of any such subsequent change. Although the conclusions contained herein are based upon our best interpretation of existing sources of law and express what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings. We express no opinion herein as to any issue of federal law other than those specifically considered herein. We also do not express any opinion as to any issue of state or local law and, in particular, we render no opinion regarding any aspect of the Northern Illinois Subsidiary Bank Merger.

For the purposes indicated above and based upon the Facts stated herein, our review of the Agreement, as amended on March 18, 1996, the conditions set forth below, and representations made to us by Northern Illinois, Premier, Keeco, Inc., and Northland Insurance Agency and in reliance upon the Northern Illinois Legal Opinion and the Premier Legal Opinion, it is our opinion that:

     (1) The Consolidation will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Code. Northern Illinois, Premier, and GPF will each be considered "a party to a reorganization" within the meaning of section 368(b) of the Code for purposes of this reorganization;

     (2) No gain or loss will be recognized by Northern Illinois or Premier on the transfer of substantially all of their respective assets to GPF in exchange for shares of GPF stock (common or preferred), or any cash to be paid to the shareholders of Northern Illinois and Premier in lieu of fractional share interests of GPF Common Stock (Code section 361(a));

     (3) No gain or loss will be recognized by GPF upon the receipt by GPF of substantially all the Northern Illinois and Premier assets in exchange for shares of GPF common or preferred stock and any cash to be paid to the shareholders of Northern Illinois and Premier in lieu of fractional share interests of GPF Common Stock (Code section 1032(a); Regulation 1.1032-2);

     (4) The basis of Northern Illinois and Premier assets to be received by GPF will be the same, in each instance, as the basis of such asset in the hands of Northern Illinois and Premier, respectively, immediately prior to the Consolidation (Code section 362(b));

     (5) The holding period of the Northern Illinois and Premier assets in the hands of GPF will include, in each instance, the period during which such asset was held by Northern Illinois and Premier, respectively (Code section 1223(2));

     (6) No gain or loss will be recognized by the holders of Northern Illinois or Premier common or preferred stock upon the exchange of such stock solely for shares of GPF common or preferred stock of equal value, including any fractional share interests of GPF Common Stock to which they may be entitled (Code section 354(a)(1));

     (7) The basis of the GPF stock (common or preferred, including any fractional share interests of GPF Common Stock to which they may be entitled) which is received by Northern Illinois and Premier shareholders will be the same as the basis of the Northern Illinois and Premier stock, respectively, surrendered in exchange therefore (Code section 358(a)(1));

     (8) The holding period of GPF stock (common or preferred, including any fractional share interests of GPF Common Stock to which they may be entitled) which is received by a Northern Illinois or Premier shareholder will include the period during which the Northern Illinois or Premier stock, respectively, surrendered in exchange therefore was held, provided that the Northern Illinois or Premier stock is held as a capital asset in the hands of the Northern Illinois or Premier shareholder, respectively, on the date of the exchange (Code section 1223(1));

     (9) The payment of cash in lieu of fractional share interests of GPF Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by GPF. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares redeemed, subject to the provisions and limitations of section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, C.B. 574).
          Provided the GPF Common Stock constitutes a capital asset in the hands of the shareholder and provided GPF is not a collapsible corporation as defined in section 341(b) of the Code, then the shareholder will recognize capital gain or loss upon the receipt of cash in lieu of a fractional share of GPF Common Stock;

     (10) GPF will succeed to and take into account, as of the effective date of the Consolidation, the items of Northern Illinois and Premier described in section 381(c) of the Code, subject to the conditions and limitations of sections 381, 382, 383 and 384 of the Code, and the regulations thereunder;

     (11) Neither the GPF Series B Preferred Stock nor Series C Preferred Stock will be "Section 306 Stock" as defined in Section 306(c) of the Code. See Rev. Rul. 88-100, 1988-2 C.B. 46;

     (12) No gain or loss will be recognized by the holders of Premier nonstatutory stock options upon the exchange of such solely for GPF nonstatutory stock options identical as to their terms and substantially similar value (Regulation section 1.83-7).

In rendering this opinion, we have examined the Agreement, as amended on March 18, 1996, and such other documents as we have deemed necessary. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copies, and that the Consolidation will be consummated in the manner set forth in the Agreement, as amended on March 18, 1996. We have also assumed that any written representations and covenants of Keeco, Inc., Northland Insurance Agency, Northern Illinois, Premier and GPF made in connection with rendering our opinion will be accurate and complete in all respects as of the time they are provided to us and as of the closing of the Consolidation. Any changes in these facts, or in the accuracy of these assumptions, representations or covenants, would necessitate reconsideration of our opinion and possibly result in a different conclusion. We undertake no obligation to update our opinion in the event of any such change.

Our opinion is limited to those federal income tax issues specifically considered herein and is addressed to and is only for the benefit of Northern Illinois, Premier, and GPF and their respective shareholders. The opinion is furnished to you pursuant to section 7.1(f) of the Agreement and may not be used or relied upon for any other purpose, and may not be circulated or otherwise referred to for any other purpose, without our express written consent.

Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of GPF registering the offer and sale of the GPF stock to be issued in the Consolidation and to all references to our firm under the captions "SUMMARY OF JOINT PROXY STATEMENT-PROSPECTUS"--Certain Federal Income Tax Consequences," "THE MERGER-- Certain Federal Income Tax Consequences of the Merger," "CERTAIN OPINIONS" in the joint proxy statement-prospectus included in such Registration Statement.

Very truly yours,

KPMG Peat Marwick LLP

                                                         Appendix A to Exhibit 8

                         CROWLEY BARRETT & KARABA LTD.
                             20 SOUTH CLARK STREET
                                   SUITE 2310
                            CHICAGO, ILLINOIS  60603

Alan R. Orschel
(312) 726-2468

                                  July 8, 1996

Board of Directors
Premier Financial Services, Inc.
27 West Main Street
Freeport, Illinois  61032

Board of Directors
Northern Illinois Financial Corporation
486 West Liberty Street
Wauconda, Illinois  60084-2489

Board of Directors
Grand Premier Financial, Inc.
486 West Liberty Street
Wauconda, Illinois  60084-2489

               RE:  GRAND PREMIER FINANCIAL, INC.
                    REGISTRATION STATEMENT ON FORM S-4,
                    AS AMENDED (REGISTRATION NO. 333-03327)
                    ---------------------------------------

Ladies and Gentlemen:

          We are acting as counsel to Northern Illinois Financial Corporation, an Illinois corporation ("Northern Illinois"), in connection with the consolidation (the "Consolidation") of Northern Illinois and Premier Financial Services, Inc., a Delaware corporation ("Premier"), with and into Grand Premier Financial, Inc., a newly formed Delaware corporation ("GPF"), all of the outstanding shares of which are currently held of record by Northern Illinois and Premier. As counsel to Northern Illinois, we have participated in the negotiation and drafting of the Agreement and Plan of Merger, dated January 22, 1996, as amended by the First Amendment to the Agreement and Plan of Merger, dated March 18, 1996 (as amended, the "Merger Agreement"), pursuant to which the Consolidation is to be effected. We have examined such additional corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed necessary or appropriate for the purposes of this opinion.

          Based upon the foregoing, it is our opinion that:

          (1) Northern Illinois and GPF are each corporations duly incorporated and validly existing under the laws of the State of Illinois and the State of Delaware, respectively.

Grand Premier Financial, Inc.
July 8, 1996
Page 2


          (2) If effected in accordance with the Merger Agreement, the Consolidation of Northern Illinois and Premier with and into GPF will be effected in accordance with the corporation laws of Illinois and Delaware, namely the Illinois Business Corporation Act of 1983, as amended, and the Delaware General Corporation Law.

          We hereby consent to the filing of this opinion as an appendix to
Exhibit 8 to the Registration Statement on Form S-4 of GPF, as filed with the Securities and Exchange Commission, and we hereby agree that KPMG Peat Marwick LLP may rely upon this opinion in rendering its tax opinion, filed as Exhibit 8 to such Registration Statement.

                                    Very truly yours,

                                    CROWLEY BARRETT & KARABA LTD.



                                    By: /s/  Alan R. Orschel
                                        --------------------------
                                         Alan R. Orschel

                                                         Appendix B to Exhibit 8

                             SCHIFF HARDIN & WAITE
                                7200 SEARS TOWER
                            CHICAGO, ILLINOIS  60606

Gary L. Mowder
(312) 258-5602

                                  July 8, 1996



Board of Directors
Premier Financial Services, Inc.
27 West Main Street
Freeport, Illinois  61032

Board of Directors
Northern Illinois Financial Corporation
486 West Liberty Street
Wauconda, Illinois  60084-2489

Board of Directors
Grand Premier Financial, Inc.
486 West Liberty Street
Wauconda, Illinois  60084-2489

               RE:  GRAND PREMIER FINANCIAL, INC.
                    REGISTRATION STATEMENT ON FORM S-4,
                    AS AMENDED (REGISTRATION NO. 333-03327)
                    ---------------------------------------

Ladies and Gentlemen:

          We are acting as counsel to Premier Financial Services, Inc., a Delaware corporation ("Premier"), in connection with the consolidation (the "Consolidation") of Premier and Northern Illinois Financial Corporation, an Illinois corporation ("Northern Illinois"), with and into Grand Premier Financial, Inc., a newly formed Delaware corporation ("GPF"), all of the outstanding shares of which are currently held of record by Premier and Northern Illinois. As counsel to Premier, we have participated in the negotiation and drafting of the Agreement and Plan of Merger, dated January 22, 1996, as amended by the First Amendment to the Agreement and Plan of Merger, dated March 18, 1996 (as amended, the "Merger Agreement"), pursuant to which the Consolidation is to be effected. We have examined such additional corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed necessary or appropriate for the purposes of this opinion.

          Based upon the foregoing, it is our opinion that:

          (1) Premier and GPF are each corporations duly incorporated and validly existing under the laws of the State of Delaware.
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Grand Premier Financial, Inc.
July 8, 1996
Page 2


          (2) If effected in accordance with the Merger Agreement, the Consolidation of Premier and Northern Illinois with and into GPF will be effected in accordance with the corporation laws of Delaware and Illinois, namely the Delaware General Corporation Law and the Illinois Business Corporation Act of 1983, as amended.

          We hereby consent to the filing of this opinion as an appendix to
Exhibit 8 to the Registration Statement on Form S-4 of GPF, as filed with the Securities and Exchange Commission, and we hereby agree that KPMG Peat Marwick LLP may rely upon this opinion in rendering its tax opinion, filed as Exhibit 8 to such Registration Statement.

                                    Very truly yours,

                                    SCHIFF HARDIN & WAITE


                                    By: /s/  Gary L. Mowder
                                       ---------------------------
                                         Gary L. Mowder